Exhibit 99.1

Chambers Street – Second Quarter 2015 Financial Results
Core FFO of $0.19 Per Share
Increases Portfolio Percentage Leased to 99.3%

PRINCETON, N.J. – August 6, 2015 – Chambers Street Properties (NYSE: CSG) ("Chambers Street" or the "Company"), a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties, today reported its financial results for the three-month period ended June 30, 2015.
Operational and Financial Highlights Second Quarter 2015

•	Increased Core Funds from Operations ("Core FFO") to $0.19 per diluted share, an increase of $0.02 per share compared to the second quarter of 2014

•	Total portfolio percentage leased was 99.3% as of June 30, 2015, up 90 basis points from March 31, 2015

•	Executed eight leases (four industrial and four office leases) totaling 224,239 square feet

•	Sold two wholly-owned properties totaling 472,500 square feet for approximately $57.3 million

Subsequent Highlights

•	Entered into a definitive agreement with Gramercy Property Trust, Inc. (“Gramercy”) to merge

•	Executed three office leases totaling 430,200 square feet

Financial Results for the Three Months Ended June 30, 2015
Core FFO for the second quarter of 2015 increased to $43.9 million, or $0.19 per diluted share, compared to $40.5 million, or $0.17 per diluted share, for the second quarter of 2014. Core FFO for the second quarter of 2015 increased approximately $0.01 per share or $1.8 million as compared to the first quarter of 2015.  This increase was primarily the result of the recognition of the full amount of rental income associated with the Company’s 70 Hudson Street office property located in Jersey City, New Jersey, which includes an adjustment for such rental income not recognized during the first quarter of 2015.
Funds from Operations ("FFO") as defined by NAREIT for the second quarter of 2015 was $37.4 million, or $0.16 per diluted share, as compared to $40.4 million, or $0.17 per diluted share, for the second quarter of 2014. FFO for the second quarter of 2015 was impacted by $5.8 million of expenses related to the CEO search, review of strategic alternatives and potential merger with Gramercy.
Net income for the second quarter of 2015 totaled $9.7 million, or $0.04 per diluted share, as compared to net income of $5.2 million, or $0.02 per diluted share, for the second quarter of 2014.

Results for the three months ended June 30, 2015 included a gain of $5.8 million from the sale of two consolidated properties.
Financial Results for the Six Months Ended June 30, 2015
Core FFO for the first six months of 2015 increased to $85.9 million, or $0.36 per diluted share, compared to $80.0 million, or $0.34 per diluted share, for the same period in 2014.
FFO for the first six months of 2015 was $75.4 million, or $0.32 per diluted share, as compared to $79.6 million, or $0.34 per diluted share, in the first half of 2014.
Net income in the first half of 2015 totaled $15.7 million, or $0.07 per diluted share, as compared to $8.5 million, or $0.03 per diluted share, in the first half of 2014. Results for the six months ended June 30, 2015 included a gain of $5.8 million from the sale of two consolidated properties.
Merger with Gramercy Property Trust, Inc.
On July 1, 2015, Chambers Street and Gramercy announced they had entered into a definitive agreement to merge. Under the terms of the merger agreement, Gramercy stockholders will receive 3.1898 shares of Chambers Street for each share of Gramercy common stock they own. Upon closing, Chambers Street shareholders will own approximately 56% and Gramercy stockholders will own approximately 44% of the combined company. The stock-for-stock transaction is expected to be tax-free to shareholders. The transaction, which is subject to approval by the Chambers Street shareholders and the Gramercy stockholders, as well as customary closing conditions, is scheduled to close in the fourth quarter of 2015.
Portfolio
As of June 30, 2015, Chambers Street owned or had majority interests in 125 properties totaling approximately 37.2 million square feet across 19 U.S. states, France, Germany, and the U.K. The portfolio was 99.3% leased at June 30, 2015, a 90 basis point increase from March 31, 2015.
Investment Activity
In May, Chambers Street completed the sale of 300 Constitution Drive, a 330,000 square foot single-tenant, industrial property located in Boston, Massachusetts, for $20.3 million. The property was sold to a subsidiary of The Boston Globe, who intends to use the property as their primary printing and distribution facility. Additionally, in June, the Company sold 225 Summit Avenue, a 142,500 square foot single-tenant office property located in Montvale, New Jersey to a subsidiary of the Memorial Sloan Kettering Cancer Center for $37.0 million.

During the quarter, Chambers Street completed a 47,000 square foot expansion for DNV GL at its 22535 Colonial Parkway office property in Houston, Texas. The Company signed a new 10-year lease for the expansion and extended the existing lease to 10 years.

Leasing Activity
During the second quarter, the Company executed eight new and renewal leases (four industrial and four office leases) totaling 224,239 square feet. This consisted of 147,780 rentable square feet of two industrial and four office renewals, and 76,459 square feet of new industrial leases on space that was not previously leased.

Subsequent to quarter end, the Company executed three office lease renewals totaling 430,200 square feet. This included an early renewal and 12-year lease extension for 200,605 square feet, an early lease renewal and extension for an additional term of 12 years and six months for 128,540 square feet, and a five-year lease renewal for 101,055 square feet.
Balance Sheet
As of June 30, 2015, the Company had total debt outstanding of approximately $1.5 billion, including its pro rata share of unconsolidated entities. The Company's debt had a weighted average interest rate of 3.7%, and an average remaining term to maturity of 3.4 years.
In June, the Company paid off the $8.6 million note payable secured by Lakeside Office Center, an office property in Dallas, Texas.
Common Share Dividend
On April 28, 2015, the Board of Trustees approved a monthly distribution of $0.0425 per common share for each of the months of July, August and September of 2015. The July dividend will be paid on August 10, 2015 to all shareholders of record on July 31, 2015, the August dividend will be paid on September 9, 2015 to all shareholders of record on August 31, 2015, and the September dividend will be paid on October 8, 2015 to all shareholders of record on September 30, 2015.
The Company currently intends to maintain its regular dividend through the closing of the pending merger transaction with Gramercy.
Guidance
Due to the pending merger with Gramercy, the Company is not providing earnings guidance, and therefore will no longer maintain its previously announced full year 2015 guidance for Core FFO of $0.68 to $0.71 per share.
Supplemental Information
The Company released supplemental information, available at www.ChambersStreet.com under the Investors Relations section, with additional detail, including a description of non-GAAP financial measures and reconciliation to GAAP measures.
Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call at 8:30 a.m. Eastern Time on Thursday, August 6, 2015, to discuss second quarter results. The number to call is 1-877-407-9039 (domestic) or 1-201-689-8470 (international). The live webcast will be available at www.ChambersStreet.com under the Investor Relations section. A replay of the conference call will be available through August 20, 2015 by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the passcode 13615038.
About Chambers Street Properties (NYSE: CSG)
Chambers Street is a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties, leased to creditworthy tenants. As of June 30, 2015, Chambers Street owned or had a majority interest in 125 properties located across 19 U.S. states, France, Germany, and the United Kingdom encompassing approximately 37.2 million rentable square feet.

For additional information, please visit: www.ChambersStreet.com.
Investor Relations
Chambers Street Properties
Heather Gentry
Heather.Gentry@CSPREIT.com
609-806-2682

or
Media
Tim Gallen
Tim@Gallen.com or
Andrew Neilly
Andrew@Gallen.com
925-930-9848

CHAMBERS STREET PROPERTIES
Consolidated Balance Sheets
As of June 30, 2015 and December 31, 2014
($ In Thousands, Except Share Data)

	June 30,	December 31,
	2015	2014
	(unaudited)
ASSETS
Investments in Real Estate:
Land	$618,142	$630,840
Land Available for Expansion	24,292	23,368
Buildings and Improvements	1,646,738	1,674,955
	2,289,172	2,329,163
Less: Accumulated Depreciation and Amortization	(266,256)	(239,973)
Net Investments in Real Estate	2,022,916	2,089,190
Investments in Unconsolidated Entities	393,325	423,693
Cash and Cash Equivalents	94,252	40,139
Restricted Cash	17,721	14,718
Tenant and Other Receivables, Net	8,360	11,216
Deferred Rent	42,644	39,429
Deferred Leasing Costs and Intangible Assets, Net	195,836	220,490
Deferred Financing Costs, Net	7,896	9,321
Prepaid Expenses and Other Assets	17,713	21,612
Total Assets	$2,800,663	$2,869,808
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Secured Notes Payable, Net	$568,077	$610,608
Unsecured Term Loan Facilities	570,000	570,000
Unsecured Revolving Credit Facility	240,044	200,044
Accounts Payable, Accrued Expenses and Other Liabilities	68,861	76,421
Intangible Liabilities, Net	22,869	26,248
Prepaid Rent and Security Deposits	15,987	15,569
Distributions Payable	10,096	9,951
Total Liabilities	1,495,934	1,508,841
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common Shares of Beneficial Interest, $0.01 par value, 990,000,000 shares authorized; 236,860,294 and 236,920,675 issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	2,366	2,364
Additional Paid-in-Capital	2,073,701	2,071,526
Accumulated Deficit	(734,416)	(689,654)
Accumulated Other Comprehensive Loss	(36,922)	(23,269)
Total Shareholders’ Equity	1,304,729	1,360,967
Total Liabilities and Shareholders’ Equity	$2,800,663	$2,869,808

CHAMBERS STREET PROPERTIES
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2015 and 2014 (unaudited)
($ in Thousands, Except Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
REVENUES
Rental	$56,759	$52,033	$111,105	$103,909
Tenant Reimbursements	14,832	14,595	31,271	29,815
Other Property Income	250	—	448	1,069
Total Revenues	71,841	66,628	142,824	134,793
EXPENSES
Property Operating	8,135	8,392	17,916	17,945
Real Estate Taxes	10,574	10,465	21,356	20,266
General and Administrative	11,697	5,953	21,570	12,817
Acquisition-Related	—	—	—	290
Depreciation and Amortization	27,933	27,126	55,853	54,364
Total Expenses	58,339	51,936	116,695	105,682
Income Before Other (Expenses) Income	13,502	14,692	26,129	29,111
OTHER EXPENSES AND INCOME
Interest and Other Income	12	151	92	318
Interest Expense	(12,986)	(13,907)	(26,045)	(27,968)
Interest Expense and Net Change in Fair Value of Non-Qualifying Derivative Financial Instruments	26	(14)	43	12
Gain on Sale of Real Estate	5,844	—	5,844	—
Total Other Expenses	(7,104)	(13,770)	(20,066)	(27,638)
Income Before Provision for Income Taxes and Equity in Income of Unconsolidated Entities	6,398	922	6,063	1,473
Provision For Income Taxes	(387)	(381)	(563)	(439)
Equity in Income of Unconsolidated Entities	3,676	4,612	10,181	7,438
NET INCOME	$9,687	$5,153	$15,681	$8,472
Basic and Diluted Net Income Per Share	$0.04	$0.02	$0.07	$0.03
Weighted Average Common Shares Outstanding - Basic	236,900,677	237,000,613	236,922,064	236,793,334
Weighted Average Common Shares Outstanding - Diluted	236,955,835	237,000,613	236,950,577	236,793,334
Dividends Declared Per Share	$0.128	$0.126	$0.256	$0.252

CHAMBERS STREET PROPERTIES
Reconciliation of Net Income to FFO, Core FFO, and AFFO
For the Three and Six Months Ended June 30, 2015 and 2014 (unaudited)
($ in Thousands, Except Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net Income	$9,687	$5,153	$15,681	$8,472
Adjustments:
Real Estate Depreciation and Amortization	27,794	27,010	55,574	54,141
Pro Rata Share of Real Estate Depreciation and Amortization from Unconsolidated Entities	6,503	8,238	13,142	17,009
Gain on Sale of Real Estate	(5,844)	—	(5,844)	—
Pro Rata Share of Gain on Sale of Real Estate from Unconsolidated Entities	(15)	—	(2,431)	—
Pro Rata Share of Realized Gain on Investment in CBRE Strategic Partners Asia	(762)	—	(762)	—
Funds from Operations	37,363	40,401	75,360	79,622
Acquisition-Related Expenses	—	—	—	290
Pro Rata Share of Loss on Early Extinguishment of Debt from Unconsolidated Entities	—	—	58	—
Strategic Planning and Severance-Related Expense	5,803	—	9,820	—
Net Change in Fair Value of Non-Qualifying Derivative Financial Instruments	(26)	14	(43)	(12)
Pro Rata Share of Unrealized Loss on Investment in CBRE Strategic Partners Asia	712	50	743	120
Core Funds from Operations	43,852	40,465	85,938	80,020
Amortization of Non-Cash Interest Expense	(447)	(244)	(827)	(348)
Pro Rata Share of Amortization of Non-Cash Interest Expense from Unconsolidated Entities	102	119	198	238
Amortization of Above and Below Market Leases	938	1,401	1,913	2,883
Pro Rata Share of Amortization of Above/Below Market Leases from Unconsolidated Entities	(46)	(54)	(96)	(108)
Amortization of Deferred Revenue Related to Tenant Improvements	(114)	(199)	(227)	(475)
Share Based Compensation	592	912	1,327	1,924
Straight-Line Rent Adjustments, Net	(1,735)	(1,253)	(3,403)	(2,545)
Pro Rata Share of Straight-Line Rent Adjustments, Net from Unconsolidated Entities	324	225	625	730
Recurring Capital Expenditures	(592)	(3,066)	(1,315)	(4,917)
Pro Rata Share of Recurring Capital Expenditures from Unconsolidated Entities	(326)	(240)	(1,020)	(242)
Adjusted Funds from Operations	$42,548	$38,066	$83,113	$77,160
Amounts Per Share (Basic and Diluted):
Net Income	$0.04	$0.02	$0.07	$0.03
Funds from Operations	$0.16	$0.17	$0.32	$0.34
Core Funds from Operations	$0.19	$0.17	$0.36	$0.34
Adjusted Funds from Operations	$0.18	$0.16	$0.35	$0.33
Weighted Average Common Shares Outstanding - Basic	236,900,677	237,000,613	236,922,064	236,793,334
Weighted Average Common Shares Outstanding - Diluted	236,955,835	237,000,613	236,950,577	236,793,334

Non-GAAP Supplemental Financial Measures:
Funds from Operations
The National Association of Real Estate Investment Trusts, or NAREIT, created Funds from Operations, or FFO, as a non-GAAP supplemental measure of REIT operating performance, which is designed to reflect the impact on operations from trends in occupancy rates, rental rates and operating costs. The most directly comparable GAAP measure to FFO is net income. FFO is used commonly in the real estate industry because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry analysts and investors consider presentations of operating results for REITs that use historical cost accounting to be insufficient.
We compute FFO in accordance with standards established by NAREIT. The revised NAREIT White Paper on FFO defines FFO as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, impairment charges and gains and losses from sales of depreciable operating property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.
Core Funds from Operations
We believe that Core FFO is a useful measure of management’s decision-making process and appropriately presents our results of operations on a comparative basis. The items listed below are excluded from NAREIT-defined FFO because they are subject to significant fluctuations from period to period that cause both positive and negative effects on our results of operations, often in inconsistent and unpredictable directions.
- Acquisition-related expenses: Acquisition-related expenses are primarily the result of the volume of our acquisitions completed during each period, and therefore we believe such acquisition costs are not reflective of our operating results during each period.
- Loss on early extinguishment of debt: Losses on early extinguishment of debt incurred in the current year are primarily a result of secured mortgage loan repayments typically associated with the sales of the underlying properties. In 2013, the losses represent the write-off of deferred financing costs associated with the refinancing of an unsecured term loan. We believe these events are non-recurring in nature and do not accurately reflect our financial performance.
- Net change in fair value of non-qualifying derivative financial instruments and unrealized gains or losses on our investment in unconsolidated entities: Unrealized gains or losses that we have recognized during a given period are based primarily upon changes in the estimated fair market value of certain of our investments due to changes in market conditions and do not necessarily reflect the operating performance of these properties during the corresponding period.
- Other non-recurring expenses: Other non-recurring expenses such as company strategic planning, severance-related costs and costs related to the process of listing our common shares on the New York Stock Exchange and our modified “Dutch Auction” tender offer are not reflective of our operating results during each period.
We believe that Core FFO is useful to investors as a supplemental measure of operating performance because adjusting FFO to exclude acquisition costs, unrealized gains and/or losses or other non-recurring expenses provides investors a view of the performance of our portfolio over time, including if we cease to acquire properties on a frequent and regular basis and allows for a comparison of the performance of our portfolio with other REITs that are not currently engaging in acquisitions. We also believe that Core FFO may provide investors with a useful indication of our future performance, and of the sustainability of our current distribution policy. However, because Core FFO excludes acquisition costs, unrealized gains or losses and/or other non-recurring expenses which are important components in an analysis of our historical performance, such supplemental measure should not be construed as a historical performance measure and may not be as useful a measure for estimating the value of our common shares.

Adjusted Funds from Operations
We calculate Adjusted Funds From Operations, or AFFO, as Core FFO exclusive of the net effects of (i) amortization associated with deferred financings costs; (ii) amortization of above- and below-market lease intangibles; (iii) amortization of premium/discounts on notes payable; (iv) amortization of deferred revenue related to tenant improvements and lease inducements; (v) non-cash share-based compensation expense; (vi) straight-line rental revenue; and (vii) recurring capital expenditures.

Not all REITs calculate FFO, Core FFO or AFFO (or an equivalent measure), in the same manner and therefore comparisons with other REITs may not be meaningful. None of these measures present, nor do we intend for them to present, a complete picture of our financial condition and/or operating performance. We believe that net income, as computed under GAAP, appropriately remains the primary measure of our performance and that FFO, Core FFO and AFFO, when considered in conjunction with net income, improves the investing public’s understanding of the operating results of REITs and makes comparisons of REIT operating results more meaningful.
Forward-Looking Statements
This press release may contain various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties, such as: our business strategy; our ability to obtain future financing arrangements; estimates relating to our future distributions; our understanding of our competition; market trends; projected capital expenditures; the impact of technology on our assets, operations and business; the use of the proceeds of any offerings of securities; and our announced transaction with Gramercy Property Trust Inc. ("Gramercy"). The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements, such as: general volatility of the securities markets in which we participate; national, regional and local economic climates; changes in supply and demand for office and industrial properties; adverse changes in the real estate markets, including increasing vacancy, decreasing rental revenue and increasing insurance costs; availability and credit worthiness of prospective tenants; our ability to maintain rental rates and maximize occupancy; our ability to identify and secure acquisitions; our ability to successfully manage growth or operate acquired properties; our pace of acquisitions and/or dispositions of properties; risks related to development projects (including construction delay, cost overruns or our inability to obtain necessary permits); payment of distributions from sources other than cash flows and operating activities; receiving corporate debt ratings and changes in the general interest rate environment; availability of capital (debt and equity); our ability to refinance existing indebtedness or incur additional indebtedness; our ability to comply with our debt covenants; unanticipated increases in financing and other costs, including a rise in interest rates; the actual outcome of the resolution of any conflict; material adverse actions or omissions by any of our joint venture partners; our ability to operate as a self-managed company; availability of and ability to retain our executive officers and other qualified personnel; future terrorist attacks or epidemics in the United States or abroad; the ability of our operating partnership to continue to qualify as a partnership for U.S. federal income tax purposes; our ability to continue to qualify as a REIT for U.S. federal income tax purposes; foreign currency fluctuations; changes to accounting principles, policies and guidelines applicable to REITs; legislative or regulatory changes adversely affecting REITs and the real estate business; environmental, regulatory and/or safety requirements; our ability to obtain the required shareholder approval required to consummate the merger with Gramercy and the timing and closing of such merger, including the risks that a condition to closing would not be satisfied or that the closing of such merger will not occur; the outcome of any legal proceedings that may be instituted against us and others related to the merger with Gramercy. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other of our documents that are on file with or furnished to the SEC. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements.
Credit ratings may not reflect the potential impact of risks relating to the structure or trading of our shares and are provided solely for informational purposes. Credit ratings are not recommendations to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. We do not undertake any obligation to maintain the ratings or to advise of any change in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating. An explanation of the significance of the ratings may be obtained from each of the rating agencies.

The foregoing discussion related to our consolidated financial statements should be read in conjunction with the financial statements for the period ended June 30, 2015 included in the Form 10-Q to be filed on or about August 7, 2015.